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             Exhibit 77(c): Submission of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of Lord Abbett Bond-Debenture Fund, Inc. was held on November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Bond Debenture Fund       441,871,476  20,804,244   32,990,371   125,584,688

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Bond Debenture Fund       441,713,482  20,548,111   33,404,498   125,584,688

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                           Votes For  Votes Against  Abstain   Broker Non-Votes
                          ----------- ------------- ---------- ----------------
Bond Debenture Fund       578,572,281   9,975,570   32,702,928        --